Exhibit (a)(5)(iii)

Salesforce.com Media Contact:

Salesforce.com

Gina Sheibley

917-297-8988

gsheibley@salesforce.com

Salesforce.com Investor Contact:

Salesforce.com

John Cummings

415-778-4188

jcummings@salesforce.com

ExactTarget Media Contact:

Finn Partners

Kari Brownsberger

312-329-3980

MediaRelations@ExactTarget.com

ExactTarget Investor Contact:

ExactTarget

Mitch Frazier

317-275-5034

Investor@ExactTarget.com

Salesforce.com and ExactTarget Receive Early Termination of Hart-Scott-Rodino Waiting Period

SAN FRANCISCO––June 25, 2013—Salesforce.com (NYSE: CRM), the world’s #1 CRM platform (http://www.salesforce.com/) and ExactTarget (NYSE: ET), a leading cloud marketing platform, today announced their receipt of notice from the Federal Trade Commission of the early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to salesforce.com’s proposed acquisition of ExactTarget, which was announced June 4, 2013. The transaction remains subject to customary closing conditions, including the valid tender of more than 50 percent of the outstanding shares of ExactTarget common stock.

About salesforce.com

Salesforce is the world’s largest provider of customer relationship management (CRM) software. For more information about salesforce.com (NYSE: CRM), visit: www.salesforce.com.

About ExactTarget

ExactTarget is a leading global provider of cross-channel digital marketing software-as-a-service solutions that empower organizations of all sizes to communicate with their customers through email, mobile, social media, web and marketing automation. ExactTarget’s suite of integrated applications enables marketers to plan, automate, deliver and optimize data-driven digital marketing and real-time communications to drive customer engagement, increase sales and improve return on marketing investment. Headquartered in Indianapolis, Indiana with offices in Asia, Australia, Europe, North America and South America, ExactTarget trades on the New York Stock Exchange under the ticker symbol “ET.” For more information, visit www.ExactTarget.com.

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